Exhibit 2.11

Tripartite Agreement

Party A: China Unicom Co., Ltd. Zhejiang Branch (“Party A”)

Party B: Ningbo Jingxun Communications Equipment Co., Ltd. (“Party B”)

Party C: Talkie Technology (Shenzhen) Co., Ltd. Ningbo Branch (“Party C”)

As long-term strategic partner of Party A, Party B has a permanent and profound cooperation relationship with Party A. For the consideration of strategic development, as the professional market expansion companies of communications industry, Party B decided to transfer all business cooperation agreements with Party A to Party C, after the friendly consultations, the Parties reached an agreement as follows:

I.	Content of The Agreement

1.	As of the execution of this Agreement, Party B shall transfer to Party C all the rights and obligations up to the date of signature of this Agreement under the business cooperation agreements entered into by and between Party A and Party B (including, among others, the mobile, data and Internet business agreements which are being executed or have expired but still in the commission period, hereinafter referred to collectively as “business cooperation agreements”).

2.	As of the execution of this Agreement, Party C (and its controlling company and the controlling company’s direct affiliates), following the record and confirmation of Party A, shall succeed Party B’s rights and obligations under business cooperation agreements, collect the business commission owed by Party A during the commission period and pay the business payments and other payments owed to Party A on behalf of Party B. Party A shall not pay Party B the payments hereof.

3.	The terms of breach of contract and termination under the business agreements entered into by and between Party A and Party B shall be continually binding upon Party A and Party C.

4.	The new business cooperation agreements shall be concluded through friendly consultation, discussion and signing of Party A and Party C. All Parties agree that the new business cooperation agreements shall be made in accordance with the principles and contents set out in the existing business cooperation agreements except any modification agreed by all Parties.

II.	Rights and Obligations of the Three Parties

1.	Rights and Obligations of Party A

(1)	After the execution of this Agreement, Party A shall continue to perform the business cooperation agreements with Party C (except the part that Party A has performed with Party B).

(2)	Party A shall pay the business commission, business reward and other payments caused by the cooperation with Party B which is unaccomplished or has been accomplished but still in the commission period to Party C.

(3)	Any economic loss of Party B and Party C caused by the business transfer shall be on their own account and Party A shall have no obligation.

2.	Rights and Obligations of Party B

(1)	After the execution of this Agreement, Party B guarantees that it shall not recourse to Party A for any business commission, business reward, business deposit and other payments which have been transferred to Party C.

(2)	After Party B transfers its business cooperation agreements with Party A to Party C, Party B guarantees that it shall actively cooperate with Party A and Party C to ensure the successful performance of all business agreements.

(3)	After Party B transfers its business cooperation agreements with Party A to Party C, Party B shall bear joint liability with Party C as to the obligations under the business cooperation agreements.

(4)	Party B guarantees that, during the term of the existing business agreements entered into by and between Party A and Party B, it shall assist Party C to enter into new business cooperation agreements with Party A.

(5)	Party B has the obligation to maintain all the cooperation agreements related accounting record and operation record, and shall allow Party C to conduct inspection and audit.

3.	Rights and Obligations of Party C

(1)	Party C (and its controlling company and the controlling company’s direct affiliates) must guarantee that it has the business premises which are suitable for business development and the business cooperation qualification for its cooperation with Party B.

(2)	After Party B transfers its business rights and obligations with Party A to Party C, Party C (and its controlling company and the controlling company’s direct affiliates) guarantees that it shall continually perform Party B’s existing cooperative business with Party A pursuant to the existing business cooperation agreements, and bear the debt and cooperation obligations that have not been performed by Party B.

(3)	After the execution of this Agreement, the relationship between Party C and Party A is business cooperation. Any business activity conducted by Party C shall not constitute any representation of Party A. Party C shall bear the liability for its business activity.

(4)	Party C (and its controlling company and the controlling company’s direct affiliates) hereby confirms that all existing business agreements entered into by and between Party A and Party B, the terms of breach of contract and termination of which shall be binding upon Party C.

(5)	Party C has the rights to inspect and audit the accounting record and operation record related to the cooperation agreements between Party A and Party B.

III.	Miscellaneous

1.	During the execution of this Agreement, in the event that the State or its Administrative Department causes any significant changes to market expansion or affects the feasibility of the terms of cooperation agreements, with Party A’s written proposal, this Agreement shall be terminated automatically.

2.	The Parties shall try to settle any dispute arising from this Agreement through friendly consultation. In case no settlement can be reached through the aforesaid consultation, each Party can submit such matter to the court of Party A’s location.

3.	For issues not stipulated in this Agreement, the Parties shall conclude supplemental agreements after consultation.

4.	All business cooperation agreements entered into by and between Party A and Party B which are related to this Tripartite Agreement shall be arranged and listed as the appendix hereof.

5.	The term of this Agreement is from December 19th, 2011 to the later date of the accomplished date or the expiry date of commission period under the existing business agreements entered into by and between Party A and Party B.

6.	This Agreement is made in six original copies; each Party holds two original copies.

Party A: China Unicom Co., Ltd. Zhejiang Branch

By: (Signed and Sealed)

Date: February 13, 2012

Party B: Ningbo Jingxun Communications Equipment Co., Ltd.

By: (Signed and Sealed)

Date: February 13, 2012

Party C: Talkie Technology (Shenzhen) Co., Ltd. Ningbo Branch

By: (Signed and Sealed)

Date: February 13, 2012